Exhibit 3.101

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

HHC BC ORLANDO, LLC

First:	The name of the limited liability company is:

HHC BC ORLANDO, LLC

Second:	The Registered Office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, County of New Castle, City of Wilmington 19808. The name of the registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned, being authorized to organize the above named limited liability company, has executed this Certificate of Formation as of this 25th day of April, 2006.

Name:	/s/ Joel D. Maser
Title:	Joel D. Maser, Authorized Person